UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                   FORM 8-K


                                CURRENT REPORT
    PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): May 18, 2004


                           WKI HOLDING COMPANY, INC.
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            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


        DELAWARE                      022-28646               16-1403318
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(STATE OR OTHER JURISDICTION OF  (COMMISSION FILE NUMBER)  (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)                            IDENTIFICATION NO.)


               11911 FREEDOM DRIVE, SUITE 600, RESTON, VA 20190
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              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)


                                (703) 456-4700
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             (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)



ITEM 5.  OTHER EVENTS.

On May 18, 2004, WKI Holding Company, Inc. ("World Kitchen") announced that it had commenced a tender offer to purchase any and all of its outstanding 12% Senior Subordinated Notes due 2010 ($123,150,000 aggregate principal amount outstanding) (the "Notes") on the terms and conditions set forth in the Offer to Purchase and Solicitation of Consents statement dated May 18, 2004 (the "Offer to Purchase").

The total purchase price for each $1,000 principal amount of Notes validly tendered and accepted for purchase by World Kitchen pursuant to the Offer to Purchase will be $1,000 plus, under certain circumstances, a consent payment determined on the basis set forth below.

In conjunction with the tender offer, World Kitchen is also soliciting consents from holders of the Notes to, among other things, effect certain amendments to the indenture under which the Notes were issued to eliminate all restrictive covenants and certain default provisions and to effect certain other amendments necessary to release all the collateral securing the Notes. A holder cannot tender Notes without delivering a corresponding consent, and vice versa.

The amendments to the indenture will be set forth in a supplemental indenture, and are described in more detail in the Offer to Purchase. In addition, if the tender offer and consent solicitation are successfully completed, World Kitchen will no longer be obligated to file periodic and other reports with the Securities and Exchange Commission.

The consent payment deadline will be 5:00 p.m., New York City time, on June 2, 2004, unless extended (the "Consent Date"). The tender offer will expire at 5:00 p.m., New York City time, on June 16, 2004, unless extended.

Upon consummation of the tender offer, holders of Notes who validly tender and do not validly withdraw their Notes and consent to the proposed amendments before the Consent Date will receive an aggregate consent payment equal to 3.00% of the aggregate principal amount of Notes outstanding, paid pro rata based on the principal amount of Notes tendered prior to the Consent Date.

Consummation of the tender offer is conditioned on the closing of the sale of World Kitchen's OXO International business, the valid tender of at least 70% in aggregate principal amount of Notes outstanding, approval of the tender offer by World Kitchen's senior revolving and term loan lenders, and certain other customary conditions more fully described in the Offer to Purchase.

World Kitchen expects to use the proceeds of the sale of the OXO International business to, among other things, purchase the Notes in the tender offer. The sale of the OXO International business is expected to occur in early June 2004.

World Kitchen has engaged J.P. Morgan Securities Inc. as the Dealer Manager and Solicitation Agent and Bondholder Communications Group as the Information Agent and Tender Agent for the tender offer and consent solicitation. Questions regarding the tender offer or consent solicitation or requests for documentation should be directed to Urtha Pantri of Bondholder Communications at (888) 385-2663 or to Lenny Carey of J.P. Morgan Securities Inc. at (212) 270-9769.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(b) Pro forma financial information:

                             Capitalization Table

The following table sets forth our unaudited consolidated cash and capitalization as of the quarter ended March 28, 2004:

     o   On an actual basis; and

     o As adjusted to give effect to the sale of the OXO International business and the use of most of the net proceeds from the sale of our OXO International business, assuming valid tender of 100% of the Notes, to pay down certain long term debt.

You should read this table in conjunction with our consolidated financial statements and related notes which are contained in our filings with the SEC.


                                                                            As of March 28, 2004
                                                       -----------------------------------------------------------------
                                                           Actual               Adjustments             As Adjusted
                                                       ----------------     --------------------     -------------------
                                                                             ($ in thousands)

Cash and cash equivalents                              $      4,509             $           --         $   4,509

Debt outstanding (1):
     Senior secured term loan, due March 2008               237,650                   (100,521) (4)      137,129
     12% senior subordinated notes due January
         2010                                               123,150                   (123,150) (4)          --
     Revolver at an average rate of 5.8%                     12,000                         --            12,000
     Industrial revenue bonds at an average rate
         of 6.2%                                              4,060                         --             4,060

Stockholders' equity:
     Common stock - $0.01 par value; 15,000,000
         shares authorized; 5,752,184 shares
         issued and outstanding (2)                              58                         --                58
     Additional paid-in capital                             132,243                         --           132,243
     Accumulated deficit                                    (67,640)                    91,416  (3)       23,776
     Accumulated other comprehensive loss                   (10,701)                        --           (10,701)
                                                       --------------           ----------------      ----------------
Total capitalization                                   $    435,329             $     (132,255)        $ 303,074
                                                       ==============           ================      ================

(1)      As of March 28, 2004, we had $15.4 million letters of credit outstanding.
(2) Outstanding common stock does not include options to purchase 613,040 shares of common stock outstanding under our stock option plan at a weighted average exercise price of $18.25 per share.
(3) Reflects the estimated gain on sale of the OXO International business, net of taxes.
(4) This assumes 100% of the Notes are tendered in the Tender Offer. For every percentage of Notes that are not tendered and accepted for purchase, an additional $1,231,500 would be paid towards the Term
         Loan.


                          Other Financial Information

         The following unaudited pro forma financial information is derived from the audited consolidated financial statements of the Company for the fiscal year ended December 31, 2003 and the unaudited consolidated financial statements of the Company for the quarter ended March 28, 2004. The unaudited pro forma adjustments necessary to prepare such financial information are based on available information and certain assumptions that we believe are reasonable. This information does not purport to be indicative of the results that would have been obtained had the sale of the OXO International business and the use of proceeds of such sale been completed for the period presented or that may be obtained in the future. The OXO International business is not a separate legal entity and operates as a part of the Company's overall operations. Certain but not all operating expenses, which are based on costs actually incurred by the Company, were allocated to the OXO International business and, therefore, the financial information presented is not necessarily indicative of the results that would have been obtained had the OXO International business been operated as a stand-alone entity and not as part of the Company's operations. Our estimates of such allocations are not intended to reflect actual costs that will be reduced or eliminated from the Company's results if the sale of the OXO International business is consummated. This unaudited pro forma financial information is included in this Offer to Purchase solely for informational purposes, and therefore you should not unduly rely on the information.

         For the year ended December 31, 2003, on a pro forma basis assuming the sale of the OXO International business occurred on the first day of such period, and subject to the foregoing, the Company's pro forma Net Sales would have been approximately $524 million compared to the Company's actual Net Sales of approximately $609 million for such period, and the Company's pro forma Operating loss would have been approximately $50 million, compared to the Company's actual Operating loss of approximately $27 million.

         For the quarter ended March 28, 2004, on a pro forma basis assuming the sale of the OXO International business occurred on the first day of such period, and subject to the foregoing, the Company's pro forma Net Sales would have been approximately $103 million compared to the Company's actual Net Sales of approximately $126 million for such period, and the Company's pro forma Operating loss would have been approximately $7 million, compared to the Company's actual Operating loss of approximately $1 million.


(c) Exhibits. The following exhibits are filed with this document:

    99.1     Press Release issued by WKI Holding Company, Inc., dated
             May 18, 2004, regarding the commencement of the tender offer and the consent solicitation.

                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 18, 2004

WKI HOLDING COMPANY, INC.
(Registrant)


By: /s/ Raymond J. Kulla
    ----------------------------
Name:  Raymond J. Kulla
Title: Vice President and General Counsel



                               INDEX TO EXHIBITS


EXHIBIT NO.       DESCRIPTION OF EXHIBIT

  99.1        Press Release issued by WKI Holding Company, Inc., dated
              May 18, 2004, regarding the commencement of the tender offer and the consent solicitation